UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 20, 2015

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 300

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 24, 2015, upon the recommendation of the Governance and Nominating Committee of the Board of Directors (the “Board”) of BSQUARE Corporation (the “Company”), Robert J. Chamberlain was appointed as a member of the Board to fill one of the current vacancies on the Board. Mr. Chamberlain will serve as a Class II Director and as such his term of office will expire at the Company’s 2017 Annual Meeting of Shareholders. Mr. Chamberlain was also appointed to the Audit Committee of the Board.

Pursuant to the Company’s compensation plan for non-employee directors and the Company’s Fourth Amended and Restated Stock Plan (the “Plan”), Mr. Chamberlain was granted non-qualified options to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the Company’s closing stock price on the date of grant, which will vest quarterly in equal installments over two years, and received an award of 7,221 restricted stock units, which will vest quarterly in equal installments over one year. The grants shall be subject to the Plan and to the Company’s standard non-qualified stock option and restricted stock unit agreements which have been previously filed by the Company with the Securities and Exchange Commission (the “SEC”).

Item 8.01	Other Events.

Effective August 20, 2015, upon the recommendation of the Compensation Committee of the Board and pursuant to the Plan, the Board granted an aggregate of 54,100 restricted stock units and non-qualified options to purchase an aggregate of 412,200 shares of the Company’s common stock to a total of 176 employees of the Company and its subsidiaries. The stock options were granted at an exercise price equal to the Company’s closing stock price on the date of grant and will vest 25% on the first anniversary of the date of grant and monthly in equal installments thereafter over the subsequent three years. The restricted stock units will vest 25% on the first anniversary of the date of grant and quarterly in equal installments thereafter over the subsequent three years. The grants shall be subject to the Plan and to the Company’s standard non-qualified stock option and restricted stock unit agreements which have been previously filed by the Company with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Dated: August 26, 2015	By:	/s/ Martin L. Heimbigner
Martin L. Heimbigner
Chief Financial Officer, Secretary and Treasurer